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                                                                    Exhibit 99.1


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                       Contact:  Robert L. Schumacher
4-04-01                                              (540) 326-9000


               FIRST COMMUNITY BANK, N. A. ANNOUNCES CONSTRUCTION
                         OF ATHENS, WEST VIRGINIA BRANCH

         ATHENS, WV - First Community Bank, N. A. announced today plans to build a full service bank in Athens, West Virginia.

         Construction of the new 2,500 square-foot facility is set to begin at 101 Vermillion Street. The full service branch will follow a traditional architectural design to complement other buildings in the Town of Athens and will feature a number of convenient services including drive-thru banking, consumer and commercial lending resources, safe deposit boxes and a drive-up ATM (Automated Teller Machine).

         "We are excited about expanding our commitment to Mercer County by providing community banking services to Athens and surrounding areas," said Gary
R. Mills, Chief Executive Officer of First Community Bank-Princeton, who will also be responsible for the Athens Branch. "We believe the First Community philosophy, which emphasizes personalized service with local management and local decision making, will be well received by the Athens community." Mills also said the construction of the Athens Branch has the potential to create new employment opportunities.

         First Community Bank expects to open the Athens Branch late this summer. Establishment of the branch is subject to regulatory approval.


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         First Community Bank now operates from 33 full service locations throughout the three-state region of Virginia, West Virginia and North Carolina. The bank also owns United First Mortgage, Inc. based in Richmond, Virginia, which operates 11 offices from Virginia Beach to Harrisonburg, Virginia. West Virginia accounts for the largest portion of First Community Bank's operations, with banking assets of over $700 million.

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